Exhibit 10.1

FORM OF AGREEMENT AND RELEASE

This Agreement and Release (Agreement) is dated December 9, 2009 (Today), and is between H. Edward Hanway, [Address] (you), and CIGNA Corporation, a Delaware corporation (the Company).

You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in this Agreement.  Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment.

1.Your Termination Date.  Your employment with the Company will end on account of your retirement on December 25, 2009 (the Termination Date).  Your formal job responsibilities will end on the Termination Date.

2.  Your Promises to the Company.

a.	“CIGNA” means, as used throughout the remaining provisions of this Agreement, CIGNA Corporation and any subsidiaries or affiliates of CIGNA Corporation.

b.
You will, on or before your Termination Date, return to CIGNA any CIGNA property that you now have, with the exception of your cell phone, computer and Blackberry, (for example: identification card, access card, office keys, company manuals, office equipment, records and files).  You will remain subject to CIGNA’s policies and procedures, including its Code of Ethics.  You also agree that, by signing this Agreement, you are formally resigning (a) from all officer or director positions you hold with CIGNA and (b) from all councils and business groups where you currently represent CIGNA; in cases of both (a) and (b) you will sign any additional paperwork that may be required by CIGNA or law to effectuate such resignation.

c.
You agree that, other than in the good faith performance of your services to CIGNA before your Termination Date, you will not, without first obtaining CIGNA's written permission, (i) disclose any Material Non-Public Information to anyone other than CIGNA employees who have a need to know the Material Non-Public Information or (ii) use any Material Non-Public Information for your benefit or for the benefit of any other person, firm, operation or entity unrelated to CIGNA.  “Material Non-Public Information” means all information (a) for which there is a substantial likelihood that a reasonable investor would consider such information important in making an investment decision; and (b) that has not been disseminated in a manner making it available to investors generally.  Material Non-Public Information includes, but is not limited to, financial data, personnel data, customer specific information, confidential customer lists, production and sales information, supplier specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret.  After an item of Material Non-Public Information has become public knowledge, you shall have no further obligation under this paragraph 2.c regarding that information so long as you were not responsible, directly or indirectly, for permitting the information to become public knowledge without CIGNA’s consent.

d.	For two years after your Termination Date, you will not, within any part of the United States or any other country where CIGNA currently conducts business:

(1)
(i) provide services (including as an employee, officer, director, agent, or in any other capacity) that are the same as, similar to, or overlap with the services that you provided to CIGNA as Chairman and Chief Executive Officer for or on behalf of any business, entity or company (collectively “Competitors”) that provides products or services that compete with those provided by CIGNA, including the following: health care and benefits related products and services, group disability insurance and administration services, life and accident insurance, expatriate services of the kind offered by CIEB, and workers’ compensation case management and related services (collectively, “Competitive Services”); (ii) own or operate a business that provides Competitive Services; or (iii) work for or become employed by (including, but not limited to, as a member of the board of directors of) a Competitor; or

(2)
Entice, encourage, persuade, or solicit (or attempt to entice, encourage, persuade, or solicit) (collectively, “solicit”) any CIGNA employees either to terminate employment or end their service with CIGNA or to become employed as an employee or independent contractor by you or by any business that you may become employed by or affiliated in any way with after leaving CIGNA.

This paragraph 2.d(2) shall not apply to applications for employment submitted by CIGNA employees in response to general advertisements or to applications submitted voluntarily by CIGNA employees; provided that, prior to the submission of applications for, or offers of, employment, such CIGNA employees have not been solicited (as defined above) by you or by anyone acting on your behalf and that you have not been involved, either directly or indirectly, in hiring the CIGNA employee or identifying the CIGNA employee as a potential recruit; or

(3)
Solicit (as defined in paragraph 2.d.(2) above) in any manner any Covered Customers (as defined below) to (i) terminate or alter their business dealings with CIGNA; (ii) reduce the volume of their business dealings with CIGNA; or (iii) enter into any new business arrangements with you or any business or enterprise with which you may become employed or affiliated in any way after leaving CIGNA, if such business arrangements would compete with, or adversely affect, any business arrangements that such Covered Customer has with CIGNA Today or has been planning to establish during the three-month period ending Today.  “Covered Customers” means any and all of the customers of CIGNA who were customers during the 12-month period ending on your Termination Date.

(4)
Solicit (as defined in paragraph 2.d(2) above) in any manner any Covered Vendors (as defined below) to: (i) terminate or alter their business dealings with CIGNA; (ii) reduce the volume of their business dealings with CIGNA; or (iii) enter into any new business arrangements with you or any business or enterprise with which you may become employed or affiliated in any way after leaving CIGNA, if such business arrangements would interfere with, or adversely affect, any business arrangements that any such Covered Vendor has with CIGNA Today or that CIGNA has been planning to establish during the three-month period ending Today.  “Covered Vendors” means any and all of the vendors of CIGNA with whom/which you dealt or otherwise had material contact during and by virtue of your employment with CIGNA.

e.
You acknowledge and agree that you have, and in the past have had, access to CIGNA's Material Non-Public Information, that you handle, or are responsible for, matters throughout the United States and outside of the United States, that CIGNA's business competes on a global basis, that CIGNA's sales and marketing plans are for continued expansion throughout the United States of America and globally, and that the global nature of the non-compete and non-solicitation restrictions contained in paragraph 2.d and the time limitations contained in paragraph 2.d are reasonable and necessary to protect CIGNA’s legitimate business interests and Material Non-Public Information.  You further agree that if any court or arbitrator determines that paragraph 2.d or any part of it is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power and authority to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

f.
You agree to cooperate with CIGNA in all investigations, litigation and arbitrations of any kind, to assist and cooperate in the preparation and review of documents and in meetings with CIGNA attorneys, and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative agency, legislative, or arbitration proceeding involving CIGNA and with respect to which you have relevant information.  CIGNA will reimburse you, upon production of appropriate receipts and in accordance with CIGNA's then existing Business Travel Reimbursement Policy, the reasonable business expenses (including coach air transportation, hotel, and, similar expenses) incurred by you in connection with such assistance. All receipts for such expenses must be presented for reimbursement within 45 days after the expenses are incurred in providing such assistance.

g.
You agree that you will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way CIGNA’s integrity, business reputation, or performance, or disparages any of CIGNA's directors, officers, or employees.  It shall not, however, be a violation of this paragraph for you to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over CIGNA's business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, enforcement of this Agreement.

h.
You hereby acknowledge that you are aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, (1) purchasing or selling securities of such company or securities convertible into such securities on the basis of such information or (2) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities or securities convertible into such securities.  Accordingly, you agree that you will not make any purchase or sale of, or otherwise consummate any transactions involving, CIGNA securities or securities convertible into CIGNA securities:  (i) while in possession of Material Non-Public Information regarding CIGNA, nor will you communicate such information in a manner that violates the securities laws of the United States (regardless of whether such communication would be permitted elsewhere in this Agreement) or (ii) outside of the 10b5-1 Plan you established on September 14, 2009, during the term of the 10b5-1 Plan.  In addition, you further agree that in the event you consummate a transaction involving CIGNA securities (or securities convertible into CIGNA securities) in compliance with the United States securities laws (i.e., at a time when you are not in possession of Material Non-Public Information), you will notify CIGNA Shareholder Services prior to consummating the transaction and work with CIGNA Shareholder services to file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the Securities and Exchange Act of 1934, as amended. Given your significant holdings in CIGNA securities, to reduce market impact and ensure orderly trading in CIGNA securities, you agree not to sell more than 15%

of your total holdings (including wholly owned shares, 401(k) CIGNA Stock Fund and shares in the Deferred Compensation account) CIGNA securities (as measured from Today’s date) in any one day.

i.
In accordance with the Company’s Disgorgement for Restatements policy, in the event of a restatement of the Company’s consolidated financial statements, the Company subject to the discretion and approval of the Board shall have the right to recoup from you any portion of bonus or payments of Strategic Performance Units (Units) received by you if:   (i) the amounts of bonus or payment of Units was calculated based upon the achievement of certain financial results that were subsequently the subject of restatement; (ii) you were engaged in intentional misconduct that caused or partially caused the need for restatement; and (iii) the amount of the bonus of payment of Units that would have been awarded to you had the financial results been properly reported would have been lower than the amount actually awarded.

j.	The Company reserves the right, but does not have the duty, to review your home security during the 12 months following your Termination Date and to make recommendations it deems appropriate.

3.  Pay and Benefits Until and After Termination Date.

a.
From Today until your Termination Date, the Company will continue to pay you a salary at your current regular salary rate and you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs.

b.	You understand and agree that you will not be covered by the CIGNA Short-Term Disability Plan after Today.

c.	You will receive no further time off benefits for 2009 after Today.

d.
If you die before your Termination Date, the date you die will automatically be your new Termination Date and your salary will be payable only until your new Termination Date.  If you die before the Company pays you all amounts due under paragraphs 3.a, 3.h, or 3.l, of the Agreement, the remaining amounts will be paid to your surviving spouse, or, if you have no surviving spouse, to your estate. If you die before the payment of any other amounts described in this paragraph 3, the payments will be made under the terms of the applicable plan.

e.	None of the payments described in this paragraph 3, except for salary payments under paragraph 3.a, will be treated as eligible earnings for any benefits purposes,

and salary payments will be treated as eligible earnings only to the extent provided by the terms of the applicable benefit plan.

f.
Any coverage you have under the CIGNA Medical Plan or CIGNA Dental Plan on your Termination Date will expire at the end of the month containing your Termination Date.  You may elect to continue your Company group health care coverage for up to 18 additional months under the provisions of COBRA.  You may elect coverage under the Company’s retiree health care plan to begin as early as the month after your Termination Date or, if you elect COBRA coverage, the month after your COBRA coverage ends.  You will be billed monthly for COBRA coverage.  You may convert certain group benefits coverages to individual coverages under the terms of the Company’s benefits program. Any benefit coverage for which you may be eligible under the CIGNA retiree health care and life insurance plans will be provided to you under the provisions of those plans.

g.
Any benefits you may have earned under the CIGNA Deferred Compensation, Pension, Supplemental Pension, and 401(k) Plans or other deferred payment arrangements will be paid to you under the terms and provisions of those plans and arrangements.

h.
On or before March 15, 2010 but no earlier than January 1, 2010, the Company will pay you a cash bonus for service performed during 2009 in an amount equal to 100% of your annual bonus target times the Enterprise funding factor as approved by the People Resources Committee of the Board of Directors in a single lump sum (less applicable withholding).

i.
You will be entitled to receive payments at the time specified in, and in accordance with the terms of, the CIGNA Long-Term Incentive Plan (Amended and Restated Effective as of January 1, 2008) for a prorated number of the Units that have been awarded to you, based on the number of months that you were employed during each 36-month performance period, as follows:

73,334 of Units granted for 2007-2009
51,336 of Units granted for 2008-2010
17,598 of Units granted for 2009-2011

j.
Until your Termination Date any options on CIGNA Corporation stock that you hold will continue to vest under the terms of the applicable plan and your applicable grant letter, including the attachment to the grant letter that contains terms and conditions that you must continue to honor.  You may exercise vested options only in accordance with the terms of the plan and grants and subject to CIGNA Corporation’s Insider Trading Policy.  Any unexercised and unvested options that you hold on your Termination Date will be subject to the terms of the applicable plans and grant letters.

k.	Any shares of restricted CIGNA Corporation stock (RSGs) that you hold on your Termination Date will vest (i.e. restrictions will lapse) on your Termination Date.

l.	The Company will make a lump sum payment to you within 30 days after your Termination Date for any Paid Time Off days you earned in 2009 but have not used prior to your Termination Date.

m.	No executive financial services benefits will be provided after your Termination Date.

n.
The Company will provide you with administrative assistant support up to 15 hours per week through December 31, 2010. However, you will pay the Company for the cost of the benefits provided during the first six months after your separation from service, which amount will be reimbursed to you by the Company in August, 2010. The amount provided or eligible for reimbursement during a particular year may not affect the expenses eligible for reimbursement or benefits provided in any other year.  The reimbursement of an eligible expense will be made on or before the last day of the year after the year in which the expense was incurred.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

o.	You will receive no other money or benefits from the Company, except as provided in this Agreement.

4.  Acknowledgment and Release of Claims.

a.
You acknowledge that there are various local, state, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation, or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor, and state or local human rights agencies.  Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 (Title VII); the Age Discrimination in Employment Act (ADEA); the Older Workers Benefit Protection Act; the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act (ERISA); 42 U.S.C. Section 1981; the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA), as each may have been amended, and other state and local human or civil rights laws, as well as other statutes which regulate employment; and the common law of contracts and torts.  You acknowledge that CIGNA has not (i) discriminated against you in contravention of these laws; (ii) breached any contract with you;

(iii) committed any civil wrong (tort) against you; or (iv) otherwise acted unlawfully toward you.

You further acknowledge that the CIGNA has paid and, upon payment of the amounts provided for in this Agreement, will have paid you: (i) all salary, wages, bonuses and other compensation that might be due to you; and (ii) all reimbursable expenses, if any, to which you may be entitled.

b.
On behalf of yourself, your heirs, executors, administrators, successors and assigns, you hereby unconditionally release and discharge CIGNA, the various plan fiduciaries for the benefit plans maintained by or on behalf of CIGNA, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively, Released Person) from all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that you ever had, may now have, or may later assert against any Released Person, including, but not limited to, arising out of or related to your employment with, or termination of employment from, the Company.  To the fullest extent permitted by law, this release includes, but is not limited to:  (i) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, ERISA, FMLA, ADA, FLSA, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of your employment with or termination from the Company, including wage claims; (ii) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (iii) claims under any federal, state or local constitutions, statutes, rules or regulations; (iv) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (v) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by you or on your behalf against any Released Person, which you agree to immediately dismiss with prejudice.

For purposes of implementing a full and complete release and discharge of all Released Persons, you expressly acknowledge that this release is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed.  You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein.  Nevertheless, it is your intention to fully, finally, and forever settle and release all such matters, and all claims related thereto, which now exist, may exist, or heretofore have existed between you and any Released Person, whether suspected or unsuspected.  In furtherance of such intention, this Agreement shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

You also understand that by signing this Agreement you are giving up any right to become, and you are promising not to consent to become, a member of any class in a case in which claims are asserted against any Released Person that are related in any way to your employment with or termination of employment from the Company, and that involve events that occurred on or before the date you signed this Agreement.  If, without your prior knowledge and consent, you are made a member of a class in any such proceeding, you will opt out of the class at the first opportunity afforded to you after learning of your inclusion.  In this regard, you will execute, without objection or delay, an “opt-out” form presented to you either by the court in which such proceeding is pending or by counsel for any Released Person who is made a defendant in any such proceeding.

c.	This Release does not include (and you and CIGNA are not releasing):

(1)	any claims against the CIGNA for promises it is making to you in this Agreement;

(2)
any claims for benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which CIGNA participates (but your Release does cover any claims you may make for severance benefits and any claims for benefits beyond those provided under the terms of the applicable plan);

(3)	any claims covered by workers compensation or other laws that are not, or may not be, as a matter of law, releasable or waivable;

(4)
any rights you have to indemnification under CIGNA’s by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company are jointly liable; and

(5)	any claims that you did not knowingly and voluntarily waive your rights under the ADEA.

5.  No Admission of Wrongdoing.  Just because the Company is entering into this Agreement and paying you money, CIGNA is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.  Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

6.Applicable Law and Exclusive Forum.  This Agreement is being made in Pennsylvania. Therefore, this Agreement, including the promises contained in paragraph 2.d. of this Agreement (the “Covenants”) will be interpreted, enforced and governed under the laws of Pennsylvania (without regard to its conflict of laws principles); provided, however, that your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the applicable benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  Additionally, you and CIGNA hereby agree that that any controversy or proceeding arising out of or relating to the Covenants shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania (“Federal Court”) or in any Pennsylvania court where venue is appropriate and that has subject matter jurisdiction over the dispute (collectively, “Pennsylvania Courts”) if the Federal Court lacks subject matter jurisdiction to adjudicate the dispute or controversy.  Additionally, you and CIGNA expressly waive any defense of inconvenient forum and any other venue or jurisdiction-related defenses that you each might otherwise have in such a proceeding brought in the Federal Court or Pennsylvania Courts.

7.Arbitration.  Without in any way affecting the release in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area; provided, however, that this Arbitration provision shall not apply to claims or actions that are based (in whole or in part) on or arise out of the Covenants.

Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company.  Copies of the Arbitration Policy and Rules and Procedures have been provided to you.  A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter.  Each party shall be liable for its own costs and expenses (including attorneys’ fees).  You and the Company agree to arbitrate anything:

a.	related in any way to this Agreement or how it is interpreted or implemented (including the validity of your ADEA waiver); or

b.
that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).

8.Final and Entire Agreement.  This Agreement is intended to be the complete, entire and final agreement between you and the Company.  It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any employee benefit plan or terms included in any stock option or restricted stock grant.  Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.  Any amendment to this Agreement must be in writing and signed by both you and the Company.  Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought.  No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver.  Except as provided in Section 11 of this Agreement, if any provision or portion this Agreement is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.

9.  Your Understanding.  By signing this Agreement, you admit and agree that:

a.	You have read this Agreement.

b.	You understand it is legally binding, and you are hereby advised to review it with a lawyer of your choice.

c.
You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.
You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA.

e.	You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

10.Revoking the Agreement.  You have seven calendar days from the date you sign this Agreement to revoke and cancel it.  To do that, a clear, written cancellation letter, signed by you,

must be received by Kristen Gorodetzer, CIGNA Corporation, 1601 Chestnut Street TL18K, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement.  The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

11.If Legal Action Is Started by You.  You understand and agree that the Company's main reason for entering into this Agreement is to avoid lawsuits and other litigation.  Therefore, if any legal action covered by this Agreement (other than claims excluded from the release provisions of this Agreement) is started by you (or by someone else on your behalf) against any Released Person, you agree to withdraw such proceeding or claim with prejudice.

If you fail to withdraw such proceeding or claim (or fail to opt out of a class action that includes you) within 30 days of receipt of written notice from the Released Person requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:

a.	You may forfeit all or any portion of the amounts due hereunder;

b.	You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under paragraph 3 (except sub-paragraphs 3.a and 3.g); and

c.	You agree to pay the Company the reasonable costs and attorneys' fees it incurs in defending such action.

You represent that as of Today you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement.  (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company or you, as the case may be, may require the other party to execute promptly a release that is legal and enforceable and does not extend to Claims not released under paragraph 4.  If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraphs 3.a and 3.g) and not previously returned to the Company, will be treated as an overpayment.  You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%.  However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 11 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.

This paragraph 11 is not intended to prevent you from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission or any comparable state human rights agency; provided however, that you expressly waive and relinquish any right you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date you signed this Agreement.  You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.

12.Representations.  The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable CIGNA plans); (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

13.Notices.  Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 13 (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this paragraph 13).  Such communication shall be addressed to you as follows (unless such address is changed in accordance with this paragraph 13):

H. Edward Hanway
[Address]

and to the Company or CIGNA as follows:

Kristen Gorodetzer
CIGNA Corporation
1601 Chestnut Street TL18K
Philadelphia, PA, 19192

However, CIGNA and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

14.           Successors and Assigns.  This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law.  Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of CIGNA or the Company.  In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.

15.           Injunctive Relief.  You agree that CIGNA shall, in addition to any other relief available at law or equity, be entitled to injunctive relief and/or to have the restrictive covenants contained in paragraph 2 specifically enforced by a court of competent jurisdiction (without the requirement to post a bond), it being agreed that any breach or threatened breach of the restrictive covenants set forth in paragraph 2 would cause irreparable injury to CIGNA and that monetary damages alone would not provide an adequate remedy.  The remedies contained herein are cumulative and are in addition to any other rights and remedies CIGNA may have at law or in equity.

16.           This Agreement is not effective or binding on either party until fully signed by both parties.

The persons named below have signed this Agreement on the dates shown below:

_____________________________
Date	H. Edward Hanway

____________________________
Date	John Murabito
on behalf of the Company